                                                                     EXHIBIT 5.1


                               FINN DIXON & HERLING LLP
                                   ATTORNEYS AT LAW
                                 ONE LANDMARK SQUARE
                             STAMFORD, CONNECTICUT  06901
                               TELEPHONE (203) 325-5000
                               FACSIMILE (203) 348-5777


                                    April 13, 1998




Blyth Industries, Inc.
100 Field Point Road
Greenwich, Connecticut  06830

Re:  Blyth Industries, Inc. -- Registration Statement on Form S-8
     ------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Blyth Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") of the Company, covering 500,000 shares (the "Shares") of the Common Stock, $0.02 par value per share, of the Company, to be issued pursuant to the Company's Amended and Restated 1994 Employee Stock Option Plan (the "Plan").

     In rendering the opinion set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement and the Plan; (ii) the Restated Certificate of Incorporation, the Restated By-laws and minute books of the Company; and (iii) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinion expressed below. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that, assuming stockholder approval of the amendment to the Plan adopted by the Board of Directors of

Blyth Industries, Inc.
April 13, 1998
Page 2

the Company on April 8, 1998, pursuant to which the number of shares of Common Stock issuable thereunder was increased by 500,000 to 1,880,000, then upon the issuance of the Shares in accordance with the Plan (and in accordance with the terms of any written options, option agreements or other agreements issued or entered into pursuant to the Plan) and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.


                              Very truly yours,


                              /s/ Finn Dixon & Herling LLP